Exhibit 77C for AXP Market Advantage Series, Inc.


                     RESULTS OF AXP BLUE CHIP ADVANTAGE FUND
              SPECIAL MEETING OF SHAREHOLDERS HELD ON JUNE 9, 2004
                                   (Unaudited)

A brief description of the proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below.

To approve an Agreement and Plan of Reorganization between the Fund and AXP Large Cap Equity Fund.


Dollars Voted "For"  Dollars Voted "Against"  Abstentions   Broker Non-Votes
  876,784,360.078        48,343,884.115      46,242,348.943       0.000



                        RESULTS OF AXP MID CAP INDEX FUND
              SPECIAL MEETING OF SHAREHOLDERS HELD ON JUNE 9, 2004
                                   (Unaudited)

A brief description of the proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below.

Approve a Plan of Liquidation.


Dollars Voted "For"  Dollars Voted "Against"  Abstentions   Broker Non-Votes
  30,306,976.420          1,495,500.140      1,124,155.550        0.000